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                                                                    EXHIBIT 12.1

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                        (IN THOUSANDS, EXCEPT RATIO DATA)


                                                                        FISCAL YEAR ENDED, AUGUST 31
                                                         --------------------------------------------------------
                                                           1994        1995        1996        1997        1998
                                                         --------    --------    --------    --------    --------
Pretax Income (Loss) from Continuing Operations          $ 84,159    $120,494    $173,077    $238,407    $298,983
Fixed charges                                              16,802      15,578      21,651      33,777      35,802
Less:  Capitalized interest                                    --          --          --          --      (1,656)
                                                         --------    --------    --------    --------    --------
                                                         $100,961    $136,072    $194,728    $272,184    $333,129
                                                         ========    ========    ========    ========    ========
Fixed Charges:

Interest Expense portion of annual rent expense(1)       $  6,127    $  6,027    $  6,001    $  7,226    $  9,387
Interest Expense                                           10,675       9,551      15,650      26,551      24,759
Capitalized Interest                                           --          --          --          --       1,656
                                                         --------    --------    --------    --------    --------
Total Fixed Charges                                      $ 16,802    $ 15,578    $ 21,651    $ 33,777    $ 35,802
                                                         ========    ========    ========    ========    ========
Ratio of Earnings to Fixed Charges                           6.01x       8.73x       8.99x       8.06x       9.30x
                                                         ========    ========    ========    ========    ========

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      (1) Includes total annual rent expense of certain facilities in Milpitas,
California and appropriate interest portion of the annual rent expense for all other facilities and equipment which was deemed to be representative of the interest factor in rent expense.